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EXHIBIT 10.42

ASSET PURCHASE AND LICENSE AGREEMENT

    This ASSET PURCHASE AND LICENSE AGREEMENT (the "Agreement") is made effective and entered into as of September 19, 2001 (the "Effective Date"), by and between InterMune, Inc. ("InterMune"), a corporation organized and existing under the laws of the State of Delaware, and Eli Lilly and Company ("Lilly"), a corporation organized and existing under the laws of the State of Indiana. InterMune and Lilly are sometimes referred to herein individually as a "Party" and collectively as "Parties."

RECITALS

    WHEREAS, subject to the terms and conditions set forth in this Agreement, Lilly and InterMune desire to enter into an agreement pursuant to which (i) Lilly will sell or license to InterMune, and InterMune will purchase or license from Lilly, certain product inventory, technology and certain rights thereto and regulatory documents owned by Lilly, and (ii) InterMune will assume certain liabilities associated with the rights and assets transferred herein, each in accordance with the terms and conditions set forth herein.

    NOW, THEREFORE, in consideration of the foregoing, the covenants and premises contained in this Agreement, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Lilly and InterMune agree as follows:

ARTICLE 1
DEFINITIONS

    For purposes of this Agreement, the following terms will have the meanings set forth below:

1.1
"Affiliate" means, with respect to a Party, any Person (or Persons) directly or indirectly Controlling, Controlled by, or under common Control with, such Party.

1.2
"Applicable Laws" means all applicable laws, ordinances, rules and regulations of any kind whatsoever of any governmental or regulatory authority, including, without limitation, all laws, ordinances, rules and regulations promulgated by the FDA.

1.3
"Application for Marketing Authorization" means, with respect to Product, (i) in the United States, a New Drug Application filed with the FDA pursuant to 21 U.S.C. Section 357 and 21 C.F.R. Section 314 ("NDA"), and (ii) in any country other than the United States, an application or set of applications for marketing approval comparable to an NDA necessary to make and sell Product commercially in such country.

1.4
"Calendar Quarter" means the three month period ending on March 31, June 30, September 30 or December 31. The initial Calendar Quarter will be deemed to begin on the Closing Date and end on the first to occur in 2001 of September 30 or December 31.

1.5
"Calendar Year" means the twelve (12) month period ending on December 31st. The initial Calendar Year will be deemed to begin on the Closing Date and end on December 31, 2001.

1.6
"Closing Date" has the meaning set forth in Section 7.3(a), below.

1.7
"Competing Product" means any compound or product [*.]

1.8
"Compound" means any compound claimed in a Licensed Patent.

1.9
"Confidential Information" means information received (whether disclosed in writing, machine readable form, orally or by observation) by one Party (the "Receiving Party") from the other Party

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

  (the "Disclosing Party") that the Receiving Party: (i) has a reasonable basis to believe is confidential to the Disclosing Party, (ii) is indicated in writing by the Disclosing Party to be confidential, or (iii) is information that the Receiving Party received pursuant to the activities contemplated by Section 6.1(a), below, unless in each case such information:

      (a) was known to the Receiving Party or to the public prior to the Disclosing Party's disclosure, as demonstrated by contemporaneous written records;

      (b) became known to the public, after the Disclosing Party's disclosure hereunder, other than through a breach of the confidentiality provisions of this Agreement by the Receiving Party or any Person to whom such Receiving Party disclosed such information;

      (c) was subsequently disclosed to the Receiving Party by a Person having a legal right to disclose, without any restrictions, such information or data; or

      (d) was developed by the Receiving Party independent of the Disclosing Party's Confidential Information.

1.10
"Control," "Controlling," "Controlled By" or "Under Common Control With" means the direct or indirect ability or power to direct or cause the direction of management policies of a Person or otherwise direct the affairs of such Person, whether through ownership of equity, voting securities, beneficial interest, by contract or otherwise.

1.11
"Damages" means any and all costs, losses, claims, demands for payment, threatened government enforcement actions, liabilities, fines, penalties, expenses, court costs and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto or its Affiliates (including interest which may be imposed in connection therewith).

1.12
"Data Exclusivity Period" means, with respect to a country, the period of time (if any) beginning on the date of the first Regulatory Approval by the FDA (or, in countries other than the United States, an equivalent regulatory agency) during which the FDA (or, if applicable, such equivalent regulatory agency) prohibits reference, without the consent of the owner of an Application for Marketing Authorization or Regulatory Approval package, to the clinical and other data that relates to the Product and that is contained in such Application for Marketing Approval or Regulatory Approval package and that is not published or publicly available outside of such Application or Regulatory Approval package.

1.13
"European Union" or "EU" means Austria, Belgium, Denmark, Finland, France, Germany, Greece, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, The Netherlands, Norway, Portugal, Spain, Sweden, the United Kingdom, Switzerland and those additional countries that hereafter become members (whether voting or nonvoting) or are allowed to participate in the European Union.

1.14
"Excluded Liabilities" means:

      (a) any Damages arising out of any claims by the FDA or any other government entity or regulatory body that Lilly has failed to fulfill Lilly's regulatory obligations under the Regulatory Documents prior to the Closing Date (unless such Damages arise out of any action or inaction on the part of InterMune); and

      (b) any Damages arising out of any claim by a Third Person relating to Compound or Product arising out of or relating to events occurring prior to the Closing Date (unless such Damages arise out of any action or inaction on the part of InterMune); and

      (c) any Obligations (as defined in Section 10.1, below) arising out of a claim of a Third Person relating to Compound or Product arising out of or relating to events occurring prior to the

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

  Closing Date (unless such Obligations arise out of any action or inaction on the part of InterMune).

1.15
"FDA" means the United States Food and Drug Administration, any comparable agency in any Foreign Jurisdiction, and any successor agency or entity to any of the foregoing that may be established hereafter.

1.16
"Field" means [*]

1.17
"Foreign Jurisdiction" means any jurisdiction other than the United States.

1.18
"HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, Section 7A of the Clayton Act, 15 U.S.C. §18a, as amended, and any comparable law of any Foreign Jurisdiction.

1.19
"Indication" means Regulatory Approval of, approval by the FDA of a submission made by InterMune under 21 CFR §99.201, or InterMune's sales and promotion of Product which leads to the treatment of additional diseases [*] Such additional Indications may include, but not be limited to, [*]

1.20
"Initial Product" means a form of Product that has been used by Lilly through the Closing Date, i.e., oritavancin, which both Parties currently contemplate will be the form of Product to be first commercialized by InterMune.

1.21
"InterMune Technology" means any inventions, ideas, conceptions or reductions-to-practice, patentable or not, information, works and/or data that are generated, identified, discovered, created and/or made by InterMune, its employees or a Third Person contracted by or otherwise controlled by InterMune [*] and [*]

1.22
"Licensed Patents" means those United States and foreign patent applications (including provisional applications) and patents listed in Exhibit A attached hereto and all patents and patent applications relating to the [*] and:

      (a) all divisions and continuations of these applications, all patents issuing from such applications, divisions and continuations, and any reissues, reexaminations and extensions of all such patents; and

      (b) any continuations-in-part, any divisions and continuations of these continuations-in-part, any patents issuing from such continuations-in-part, divisions and continuations, and any reissues, reexaminations and extensions of all such patents, in each case to the extent that they contain one or more claims directed to the invention or inventions disclosed in the patent applications and patents listed in Exhibit A.

  The Licensed Patents will not include any subject matter described or disclosed in subsection (b), above, to the extent such subject matter [*] above, which was filed on or before the Closing Date.

1.23
"Licensed Technology" means all tangible or intangible know-how, trade secrets, inventions (whether or not patentable), data, analytical reference materials and methods and all confidential or proprietary chemical substances, assays and technical information which has been developed, created, made, used or acquired by Lilly on or before the Closing Date to the extent such technology is reasonably necessary, useful for or used in connection with the use or manufacture of the Compound or Product; provided, however, that Licensed Technology will exclude any and all subject matter described or claimed in Licensed Patents.

1.24
"Major Market" means [*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.25
"Net Sales" means, with respect to the Product, the gross amount invoiced by a Permitted Seller of the Product, less:

      (a) [*

      (b) *

      (c) *]

  Such amounts will be determined from books and records maintained in accordance with GAAP, consistently applied. In determining Net Sales of Product made by InterMune in a Foreign Jurisdiction, InterMune's then current standard procedures and methodology, including InterMune's then current exchange rate methodology of foreign currency sales into United States Dollars, a copy of which is attached hereto as Schedule 1.23, will be consistently applied. No deductions will be made for [*] whether they are [*] or [*] by the Permitted Seller.

1.26
"Permitted Seller" means InterMune and its Affiliates and any permitted assignee, licensee or sublicensee having the right to sell Product hereunder.

1.27
"Person" means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other organization.

1.28
"Phase III Clinical Trial" means a large scale clinical trial conducted in accordance with current good clinical practices and designed to determine the clinical efficacy and safety of the Product for Regulatory Approval purposes.

1.29
"Product" means any final form pharmaceutical composition or preparation, in any dosage strength or size, containing Compound as an active pharmaceutical ingredient that may, pursuant to Applicable Laws, be manufactured, marketed and sold upon Regulatory Approval or otherwise, together with all expansions, improvements and modifications thereon, and which, but for the license granted herein, the manufacture, use, sale, offer for sale or importation of which in the Territory would infringe or contribute to the infringement of a Valid Claim under the Licensed Patents. Notwithstanding the foregoing, any references in this Agreement to "Product manufacturing" or the "manufacture" or "manufacturing" of Product means Product that was manufactured for use in clinical trials and not for commercial use.

1.30
"Product Data Package" will include the following information and data regarding the Compound or Product: (i)  Regulatory Documents, (ii) pre-clinical and clinical development protocols, data and reports, (iii) development technical reports, (iv) toxicology reports, (v) development history reports, and (vi) such other information and data specifically identified in Exhibit B attached hereto. Exhibit B represents a complete listing of the information and data included in the Product Data Package, as such term is used in this Agreement; provided, however, that although [*] relating to the Compound or Product are intentionally not listed in Exhibit B, such [*] are included in the Product Data Package and will be made available, [*] by Lilly to InterMune to the extent needed to facilitate the transfer of manufacturing know-how as described in Section 6.1(a), below.

1.31
"Product Inventory" means the [*] and Product that Lilly owns as of the Closing Date. The Product Inventory is listed in Exhibit C.

1.32
"Regulatory Approval" means (i) in the United States, approval by the FDA of an Application for Marketing Authorization and satisfaction of any related applicable FDA registration and notification requirements (if any) and (ii) in a Foreign Jurisdiction, approval by regulatory authorities having jurisdiction over such country of a single Application or set of Applications for Marketing Authorization; provided, however, that with respect to Japan only, Regulatory Approval means the above-described regulatory approval and approval by Japan's pricing authorities.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

1.33
"Regulatory Documents" means:

      (a) United States Investigational New Drug No. 51,292, dated August 12, 1996 (the "U.S. IND");

      (b) United Kingdom CTX No. 00006/0359/B, approved February 17, 2000;

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

5

      (c) Spanish CTA No. 99-044, dated November 23, 1999; and

      (d) Canadian Investigational New Drug No. H4QMCARRD, dated November 16, 1998; and

      (e) all amendments and supplements related to the documents listed in (a), (b), (c) and (d), above.

1.34
"Representatives" of a Party means: (i) that Party's agents, contractors, employees, officers, directors, consultants and advisors, (ii) its Affiliates, and (iii) the agents, contractors, employees, officers, directors, consultants and advisors of its Affiliates.

1.35
"Royalty Term" means, with respect to each country in which the Product is sold:

      (a) if no Valid Claim exists in such country, [*] from the date of first commercial sale of Product in such country, or if a Valid Claim exists in such country, the period of time from the Closing Date until the expiration in such country of the last-to-expire Licensed Patent with a Valid Claim; and

      (b) if there is a [*] in such country for Product after the expiration of the applicable time period in (a), above, the period of time until [*] in such country.

1.36
"Territory" means the entire world.

1.37
"Third Person" means a Person that is not a Party to this Agreement or an Affiliate of a Party to this Agreement.

1.38
"Valid Claim" means a claim of an issued and unexpired Licensed Patent in a country which: (i) but for this Agreement, would preclude the sale or other disposition of Product by InterMune or another Permitted Seller, (ii) has not been revoked or held unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and (iii) has not been abandoned, disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2
CONSIDERATION

    In consideration of (i) InterMune's purchase of the Product Data Package, the Product Inventory and the Regulatory Documents as set forth in this Agreement, and (ii) the licenses granted by Lilly to InterMune under the Licensed Patents and the Licensed Technology as set forth in this Agreement, InterMune will pay the following amounts to Lilly:

2.1
InterMune's Payment Upon the Closing Date.  On the Closing Date, InterMune will pay to Lilly the non-refundable sum of Fifty Million Dollars ($50,000,000) by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Lilly.

2.2
Milestone Payments for Product. Within thirty (30) days of InterMune and/or its Permitted Sellers achieving a milestone event listed below with respect to the Product, InterMune will pay the

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

  below-specified non-creditable and non-refundable fee to Lilly by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Lilly.

Milestone Event	Payment
[*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
*	*
2.3
Royalty Payment Calculation.  InterMune will pay Lilly a royalty (a "Royalty Payment") during the Royalty Term based upon Net Sales of Product during each Calendar Year. Except as set forth in Section 2.3(b) and (c), below, the following royalty percentages will apply:

      (a)  Royalties on Net Sales.

Net Sales of Product During a Calendar Year	Royalty Percentage on Net Sales of Product
[*	*
*	*]

      (b)  Lilly Right to Reduce Royalty Percentages.  During the period beginning March 1, 2002 and ending April 1, 2003, Lilly will have the right to require InterMune to pay to Lilly the sum of Fifteen Million Dollars ($15,000,000) (the "Royalty Reduction Payment") in exchange for Lilly's agreeing to reduce each of the two (2) royalty percentages set forth in Section 2.3(a), above, by [*] To exercise this right, Lilly will give written notice (the "Royalty Reduction Notice") to InterMune at least thirty (30) days prior to the end of the applicable Calendar Quarter of Lilly's desire to receive the Royalty Reduction Payment. Upon receipt of the Royalty Reduction Notice, InterMune will arrange to pay the Royalty Reduction Payment to Lilly by [*] designated or approved by Lilly. InterMune will make the Royalty Reduction Payment on or before the last business day of the applicable Calendar Quarter. Upon Lilly's receipt of the Royalty Reduction Payment, the royalty percentages described above will be reduced as described herein automatically with no further notice or action required on any party's part. The royalty percentages on Net Sales of Product sold in the following Calendar Quarter and thereafter will be computed using these reduced royalty percentages.

      (c)  InterMune Right to Reduce Royalty Percentages.  Subject to Section 2.3(e), below, [*] InterMune will have the right to require Lilly to reduce each of the royalty percentages applicable pursuant to Section 2.3(a), above, by [*] by [*] pursuant to [*] designated or approved by Lilly. To exercise this right, InterMune will give written notice (the "InterMune Royalty Reduction Notice") to Lilly of InterMune's desire to [*] at least thirty (30) days prior to the end of the applicable Calendar Quarter. The InterMune Royalty Reduction Notice must specify the InterMune Royalty Reduction [*] date, which date must be on or before the last business day of the applicable Calendar Quarter. Upon Lilly's [*] the royalty percentages described above will be reduced as

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

  described herein automatically with no further notice or action required on any party's part. The royalty percentages on Net Sales of Product sold in the following Calendar Quarter and thereafter will be computed using these reduced royalty percentages.

      (d)  Third Person Offsets.  InterMune may credit against the Royalty Payments it owes Lilly [*] of any royalties InterMune must pay to any Third Person on the Product (i) pursuant to any licenses [*] to practice the licenses set forth in Article 3, or (ii) resulting from any litigation (including the settlement thereof) under Section 6.13 or 6.14, below; provided, however, the Royalty Payments will not be reduced to less than the percentage set forth in Section 2.3(e), below.

      (e)  Minimum Royalty Payment.  Notwithstanding anything in this Article 2 to the contrary, in no event will the Royalty Payment set forth in this Section 2.3 be reduced below [*]

2.4
Royalty Payment.  InterMune will pay to Lilly the Royalty Payment within [*] of the end of each Calendar Quarter, without regard to whether any Permitted Seller's customer has actually paid InterMune. For purposes of this Section 2.4, a Net Sale of Product will be deemed to have been made as of the date of shipment of the Product to the Permitted Seller's customer, without regard to whether its customer has actually paid InterMune. All payments to Lilly pursuant to this Section 2.4 will be made by InterMune by an electronic funds transfer system designated or approved by Lilly unless otherwise instructed by Lilly.

      (a)  Payment of Tiered Royalties.  In calculating Royalty Payments payable in accordance with Section 2.3(a), above, Net Sales occurring during a specific Calendar Year will be aggregated at the end of each Calendar Quarter during such year, and the applicable royalty percentage(s) will be applied to that portion of the Net Sales that occurred during the most recently completed Calendar Quarter.

    [*]

2.5
Quarterly Report.  Within [*] days after the end of each Calendar Quarter, InterMune will furnish Lilly a written report detailing: (i) the Net Sales of Product for the previous Calendar Quarter, broken down by country and between InterMune and any Permitted Sellers, (ii) the Royalty Payment that is due and payable, and (iii) the basis for calculating such Royalty Payment. InterMune will mail such reports to the attention of: [*]

2.6
Taxes.  If laws or regulations require the withholding of taxes on any Royalty Payment due Lilly, InterMune will deduct such taxes from the Royalty Payment and remit the tax to the proper tax authority. InterMune will provide Lilly with proof of payment within thirty (30) days after payment. InterMune will cooperate fully and promptly in pursuing a refund of such tax, if such refund is appropriate in Lilly's determination.

2.7
Late Payments.  Any amounts not paid by InterMune when due under this Agreement and which are not subject to a good faith dispute will be subject to interest from and including the date payment is due through and including the date upon which Lilly has collected the funds in accordance herewith at a rate equal to the lesser of (i) the sum of [*] plus the prime rate of interest quoted in the Money Rates section of the Wall Street Journal, calculated daily on the basis of a three hundred sixty (360) day year, or (ii) the maximum interest rate allowed by law.

2.8
No Excuse.  Notwithstanding Section 12.14, InterMune will not be excused from or relieved of its obligations to pay the amounts described in this Article 2 by any claimed or actual event of force majeure, commercial or other impracticability or impossibility, or frustration of essential purpose.

2.9
Currency of Payment.  All payments to be made under this Agreement will be made in U.S. Dollars.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

2.10
Financial Audits.  InterMune will keep full and accurate books and records relating to the performance required of it under this Agreement. Lilly will have the right, during regular business hours and upon reasonable advance notice, to have such books and records of InterMune audited no more than one (1) time per Calendar Year so as to verify the accuracy of the information previously reported to Lilly. Lilly will, for purposes of such audit, utilize only the services of an independent certified public accounting firm selected by Lilly and approved by InterMune, such approval not to be unreasonably withheld. Such audit may cover the two (2) Calendar Years preceding the date of the request for such audit. Notwithstanding the foregoing, no audit of InterMune pursuant to this Section 2.10 will cover any period of time preceding the Closing Date. Such accountants will keep confidential any information obtained during such audit and will report to Lilly only their conclusions. The cost of such audit will be borne by Lilly; however, if such audit reveals that the information previously reported to Lilly deviates by [*] or more from that revealed by the audit, the cost of the audit will be borne by InterMune. Within thirty (30) days after both Parties have received a copy of an audit report, InterMune or Lilly, as appropriate, will compensate the other Party for payment errors or omissions revealed by the audit. InterMune will include in all sublicenses granted in accordance herewith, and any other agreements enabling a Third Person to be a Permitted Seller, an audit provision substantially similar to the foregoing requiring such Permitted Seller to keep full and accurate books and records relating to the Product and granting Lilly the right to have an independent public accounting firm audit the accuracy of the information reported by the sublicensee in connection therewith.

2.11
Compulsory License.  If a Third Person obtains a Compulsory License (as defined below) in a specific country, then Lilly will promptly notify InterMune thereof. If the royalty percentage(s) payable by the grantee of the Compulsory License is less than the royalty percentage(s) applicable in such country as set forth in Section 2.3, above, then such royalty percentage(s) will be reduced to the royalty percentage(s) under such Compulsory License for so long as sales of Product are made pursuant to the Compulsory License. "Compulsory License" means a compulsory license under the Licensed Patents obtained by a Third Person through the order, decree or grant of a competent governmental authority authorizing such Third Person to manufacture, use, sell, offer for sale or import the Product in a specific country.

ARTICLE 3
ASSIGNMENT AND LICENSE OF RIGHTS

3.1
Assignment of the Product Data Package, the Product Inventory and the Regulatory Documents to InterMune.  Subject to the terms and conditions set forth herein, as of the Closing Date, Lilly hereby assigns, sells, conveys, transfers and delivers to InterMune, and InterMune accepts, Lilly's entire right, title and interest in and to the Product Data Package, the Product Inventory and the Regulatory Documents. Such assignment notwithstanding, InterMune hereby grants to Lilly the limited right to retain one (1) copy of the information and data comprising the Product Data Package and to use such information and data solely for internal research purposes.

3.2
Grant of License to InterMune under Licensed Patents.  Subject to the terms and conditions set forth herein, as of the Closing Date and thereafter during the term of this Agreement, Lilly hereby grants to InterMune, and InterMune accepts, under the Licensed Patents, a royalty-bearing, exclusive (even as to Lilly, except as expressly provided in the following sentence) license in the Field, with a right to sublicense only as set forth in Section 3.4, below, to make, have made, use, offer to sell, sell and import Product in the Territory. Such license is exclusive even as to Lilly except that Lilly hereby retains a right under the Licensed Patents to [*]

3.3
Grant of License to InterMune under Licensed Technology.  Subject to the terms and conditions set forth herein, as of the Closing Date and thereafter during the term of this Agreement, Lilly hereby grants to InterMune, and InterMune accepts, under the Licensed Technology, an exclusive

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

  (even as to Lilly) license in the Field, with a right to sublicense only as set forth in Section 3.4, below, to make, have made, use, offer to sell, sell and import Product in the Territory.

3.4
Sublicenses.  The licenses granted herein by Lilly to InterMune pursuant to Section 3.2 and 3.3 will not be sublicensed by InterMune without the prior written consent of Lilly, which consent will not be unreasonably withheld. InterMune will [*] pursuant to this Section 3.4 [*] InterMune will remain liable for Royalty Payments as a result of Net Sales made by a Permitted Seller pursuant to a sublicense or license permitted pursuant to this Section 3.4.

3.5
Excluded Assets.  Anything herein to the contrary notwithstanding, InterMune will have no right, title or interest in or to the trademarks "ELI LILLY AND COMPANY" and "LILLY" and any variation thereof, and any other rights in or to such names.

3.6
Right of First Negotiation.  If, during the term of this Agreement, (i) InterMune desires to [*], or (ii) a Third Person initiates such discussions with InterMune and InterMune is interested in entertaining such discussions (both (i) and (ii) are collectively referred to as a "Business Opportunity"), then InterMune will promptly notify Lilly in writing thereof, with such notice containing all reasonable available information necessary for a potential licensee or commercialization partner to evaluate the Business Opportunity. Within thirty (30) days of Lilly's receipt of the written notice, Lilly will respond to InterMune in writing regarding Lilly's interest in the Business Opportunity. If Lilly indicates interest in pursuing the Business Opportunity, the Parties will negotiate in good faith to enter into a definitive agreement. If Lilly and InterMune are unable, other than through the fault of InterMune, to enter into a definitive agreement [*] InterMune will be free to execute such Business Opportunity with another Person [*] Notwithstanding anything in this Agreement to the contrary, any Business Opportunity entered into by InterMune with another Party will be subject to Lilly's rights under this Agreement, including, without limitation, Lilly's right to receive the Royalty Payments.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF LILLY

4.1
Intellectual Property.  Lilly represents and warrants that the Product delivered in accordance herewith has been manufactured by Lilly using solely the Licensed Patents and the Licensed Technology (collectively, the "Intellectual Property").

4.2
Ownership of Intellectual Property.  Lilly represents and warrants that (i) either Lilly or an Affiliate of Lilly is the owner of the Intellectual Property, and (ii) Lilly or its Affiliates can and have the right to license the Intellectual Property to InterMune hereunder without the consent of any Third Person.

4.3
Claims Related to Use of Intellectual Property.  Lilly represents and warrants that there are no pending or, to Lilly's knowledge, threatened claims against Lilly asserting that any of the activities of Lilly relating to the Intellectual Property or the conduct of the activities contemplated herein by the Parties relating to the Intellectual Property infringes or violates the rights of Third Persons.

4.4
Notice to Third Persons.  Lilly represents and warrants that Lilly has not given any notice to any Third Persons asserting infringement by such Third Persons upon any of the Intellectual Property.

4.5
Rights Granted to Third Persons.  Lilly represents and warrants that Lilly has not executed or granted to any Third Person, directly or indirectly, or entered into any agreement for, any license or other right to make, use, offer to sell, sell or import the Product in the Territory.

4.6
Product Inventory.  Lilly is assigning, conveying, transferring and delivering the Product Inventory to InterMune "AS IS." Notwithstanding the foregoing, Lilly hereby represents and warrants that

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

  the Product Inventory manufactured by or for Lilly that will be provided to InterMune hereunder was manufactured and packaged in compliance with all relevant Applicable Laws.

4.7
Regulatory Documents.  Lilly represents and warrants that: (i) Lilly has furnished InterMune with access to a complete copy of the U.S. IND, (ii) Lilly is and was, at all times prior to the Closing Date, the lawful holder of all rights under the Regulatory Documents, (iii) Lilly has complied in all material respects with Applicable Laws relating to the Regulatory Documents, (iv) the Regulatory Documents have been accepted by, and nothing has come to Lilly's attention which has, or reasonably should have, led Lilly to believe that the Regulatory Documents are not in good standing with relevant regulatory authorities, (v) Lilly has filed with the relevant regulatory authorities all required notices, supplemental applications and annual or other reports, including adverse experience reports, with respect to the Regulatory Documents, and (vi) to Lilly's knowledge, there is no pending or overtly threatened action by relevant regulatory authorities that would have a material adverse effect on the Regulatory Documents. Except for the representation and warranty contained in this Section 4.7, InterMune has had full and adequate opportunity to review and evaluate the U.S. IND, InterMune is relying upon its own judgment and experience in connection with the Regulatory Documents, and Lilly is assigning, conveying, transferring and delivering the Regulatory Documents to InterMune "AS IS."

4.8.
Product Data Package and Manufacturing Information.  Lilly represents and warrants that the Product Data Package listed in Exhibit B is true and complete, [*], subject to Section 1.30, above. Except for the representation and warranty contained in this Section 4.8, InterMune has had full and adequate opportunity to review and evaluate the Product Data Package, except for Lilly's batch records and manufacturing tickets. InterMune is relying upon its own judgment and experience in connection with the Product Data Package, and Lilly is assigning, conveying, transferring and delivering the Product Data Package to InterMune "AS IS." Lilly further represents and warrants that it is transferring to InterMune as part of the Product Data Package all of the manufacturing information in Lilly's tangible possession as of the Closing Date that was necessary for, and used by Lilly in, the development and manufacture of the Compound or Product by Lilly.

4.9
Organization and Standing.  Lilly represents and warrants that Lilly is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

4.10
Power and Authority.  Lilly represents and warrants that (i) Lilly has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein, and (ii) the execution, delivery and performance of this Agreement by Lilly does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly's organizational documents, bylaws, any law or regulation applicable to Lilly, or any agreement, mortgage, lease, instrument, order, judgment or decree to which Lilly is a party or by which Lilly is bound.

4.11
Corporate Action; Binding Effect.  Lilly represents and warrants that (i) Lilly has duly and properly taken all action required by law, its organizational documents or otherwise, to authorize the execution, delivery and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby, and (ii) this Agreement has been duly executed and delivered by Lilly and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Lilly will constitute, legal, valid and binding obligations of Lilly enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

4.12
Governmental Approval.  Lilly represents and warrants that no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Lilly or the performance by Lilly of its obligations contemplated hereby and thereby other than (i) the filings required of both Parties pursuant to the HSR Act and any other applicable notification requirement of any Foreign Jurisdiction and (ii) the notification of transfer of clinical trials letters that need to be provided to each of the FDA, the Medicines Control Agency in the United Kingdom, the Therapeutic Products Directorate of Canada, the Agencia Española del Medicamento in Spain, and any other appropriate regulatory authorities to transfer the respective Regulatory Documents to InterMune.

4.13
Brokerage.  Lilly represents and warrants that no broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

4.14
Not Debarred.  Lilly represents and warrants that Lilly is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992 (the "GDE Act").

4.15
Litigation.  Lilly represents and warrants that there are no pending or, to Lilly's knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Lilly or its Affiliates which, either individually or together with any other, will have a material adverse effect on the ability of Lilly to perform its obligations under this Agreement or any agreement or instrument contemplated hereby or on the ability of InterMune to develop or commercialize the Compound or Product as contemplated by the Parties.

4.16
Material Contracts.  Lilly represents and warrants that Schedule 4.16 lists all of the material contracts and agreements relating to the Compound or Product to which Lilly is, as of the Closing Date, bound.

4.17
Survival Period.  The representations and warranties contained in this Article 4 [*] associated with such representations and warranties will [*]

4.18
Implied Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 4, LILLY MAKES NO REPRESENTATION OR WARRANTY AS TO THE PRODUCT, THE LICENSED PATENTS, THE LICENSED TECHNOLOGY, THE PRODUCT DATA PACKAGE OR THE REGULATORY DOCUMENTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NON-INFRINGEMENT. Without limiting the foregoing, InterMune acknowledges that it has not and is not relying upon any implied warranty of merchantability, fitness for a particular purpose, non-infringement, or upon any representation or warranty whatsoever as to the future prospects (financial, regulatory or otherwise), or the likelihood of commercial success of the Product after the date of this Agreement.

4.19
No Third-Person Patent Infringement.  Lilly represents and warrants that, to Lilly's knowledge, there is no patent issued to a Third Person as of the Closing Date that would be infringed by any of the activities contemplated herein by the Parties.

4.20
Lilly Research and Development Program.  Lilly represents and warrants that as of the Closing Date it does not have a research or development program in place or planned involving [*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF INTERMUNE

5.1
Organization and Standing.  InterMune represents and warrants that InterMune is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2
Power and Authority.  InterMune represents and warrants that (i) InterMune has all requisite corporate power and authority to execute, deliver and perform this Agreement and the other agreements and instruments to be executed and delivered by it pursuant hereto and thereto and to consummate the transactions contemplated herein and therein, and (ii) the execution, delivery and performance of this Agreement by InterMune does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of InterMune's organizational documents, bylaws, any law or regulation applicable to InterMune, or any agreement, mortgage, lease, instrument, order, judgment or decree to which InterMune is a party or by which InterMune is bound.

5.3
Corporate Action; Binding Effect.  InterMune represents and warrants that (i) InterMune has duly and properly taken all action required by law, its organizational documents or otherwise, to authorize the execution, delivery and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and thereto and the consummation of the transactions contemplated hereby and thereby, and (ii) this Agreement has been duly executed and delivered by InterMune and constitutes, and the other instruments contemplated hereby when duly executed and delivered by InterMune will constitute legal, valid and binding obligations of InterMune enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency or other similar laws and by general principles of equity.

5.4
Governmental Approval.  InterMune represents and warrants that no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any governmental authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by InterMune or the performance by InterMune of its obligations contemplated hereby and thereby other than the filings required of both Parties pursuant to the HSR Act.

5.5
Brokerage.  [*] InterMune represents and warrants that no broker, finder or similar agent has been employed by or on behalf of InterMune, and no Third Person with which InterMune has had any dealings or communications of any kind is entitled to any brokerage commission, finder's fee or any similar compensation in connection with this Agreement or the transactions contemplated hereby.

5.6
Not Debarred.  InterMune represents and warrants that InterMune is not debarred and has not and will not knowingly use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the GDE Act.

5.7
Litigation.  InterMune represents and warrants that there are no pending or, to InterMune's knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against InterMune which, either individually or together with any other, will have a material adverse effect on the ability of InterMune to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS
OF THE PARTIES

6.1
Transition Support.

      (a)  Manufacturing.  After the Closing Date, Lilly and InterMune agree to work in good faith to complete the transfer of Product manufacturing know-how (as contained in the Licensed Technology) to InterMune (or to a Third Person selected by InterMune to manufacture Product on its behalf, provided that Lilly will not be required to provide two separate transfers of such know-how) by no later than [*] (the "Manufacturing Transition Period"). After the Closing Date, Lilly and InterMune agree to work together to schedule periodic shipments of Product Inventory and cell bank material (as set forth on Exhibit B); provided, however, that Lilly will have completed the shipment of (i) the Product Inventory by no later than [*] and (ii) the cell banks by no later than [*] All such shipments by Lilly to InterMune will be [*] During the Manufacturing Transition Period, Lilly will provide InterMune with (x) copies of any Licensed Technology that is reduced to writing (or available in electronic form), and (y) access, during normal business hours and upon reasonable advance notice, to appropriate Lilly process development and manufacturing personnel to discuss the transfer of manufacture from Lilly to InterMune; provided, however, that within thirty (30) days after the Closing Date InterMune will appoint a representative to serve as manufacturing transfer liaison, and Lilly will only be obligated to coordinate manufacturing transfer activities with this liaison (and not directly with any representative of a Third Person selected by InterMune to manufacture Product on its behalf). Except as set forth in Section 6.1(c) below, such access to Lilly personnel during the Manufacturing Transition Period is [*] but is limited to a total of [*] Lilly person hours. For the period beginning on [*] Lilly will provide to InterMune, upon InterMune's written request, up to an additional [*] Lilly person hours to assist in the activities contemplated in this Section 6.1(a). InterMune agrees promptly to pay Lilly (1) an amount equal to [*] for each such hour of services provided by Lilly, and (2) the expenses set forth in Section 6.1(c) below. After [*] Lilly will consider in good faith any further requests by InterMune to provide assistance hereunder. Nothing contained in this Section 6.1(a) will be construed as a guaranty by Lilly that InterMune will be able to manufacture Product in commercial quantities. If InterMune is not able, through no fault of Lilly, to (i) complete any or all of the transfer of Product manufacturing know-how during the Manufacturing Transition Period, or (ii) accept delivery of the Product Inventory and/or the cell banks, then Lilly will not be deemed to be in breach of such obligations and will not be liable to InterMune for failure to so perform.

      (b)  Regulatory and Clinical.  Lilly and InterMune agree to work in good faith to complete the transfer of the Product Data Package to InterMune no later than [*] after the Closing Date (the "Regulatory Transition Period"); provided, however, that Lilly will provide InterMune with the completed development history reports by no later than [*] During the Regulatory Transition Period, Lilly will provide InterMune with (i) copies of the Product Data Package (in either electronic or written form), and (ii) access, during normal business hours and upon reasonable advance notice, to appropriate Lilly clinical and regulatory personnel to discuss interpretation of the clinical trial results, to consult on current and future clinical trials, and to consult on medical, clinical pharmacology, PK support, and toxicology/ADME matters. Except as set forth in Section 6.1(c) below, such access to Lilly personnel during the Regulatory Transition Period is at no cost to InterMune, but is limited to a total of [*] Lilly person hours; provided, however, that upon the reasonable request of InterMune, Lilly personnel will [*] and the Lilly personnel time associated with attending such meetings will not count against the aforementioned [*] hour limitation. During the ninety (90) day period beginning on the date the Regulatory Transition Period expires, Lilly will provide to InterMune, upon InterMune's written request, up to an [*] Lilly person hours to assist in the activities contemplated in this Section 6.1(b). InterMune agrees promptly to pay Lilly (i) an amount equal to [*] for each such hour of services provided by Lilly,

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

  and (ii) the expenses set forth in Section 6.1(c), below. After the expiration of this second ninety (90) day period, Lilly will consider in good faith any further requests by InterMune to provide assistance hereunder. Nothing contained in this Section 6.1(b) will be construed as a guaranty by Lilly that InterMune will obtain Regulatory Approval for the Product.

      (c)  Payment of Expenses.  InterMune will reimburse Lilly, within thirty (30) days of receipt of a Lilly invoice (together with proper supporting documentation), [*] of Lilly personnel who travel to InterMune facilities, upon InterMune's request, to provide manufacturing and regulatory transition support under this Section 6.1.

6.2
Governmental Filings.  Lilly and InterMune each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with the transfer of rights in Article 3 of this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing including, without limitation, (i) the filings required of both Parties pursuant to the HSR Act, and (ii) the notification of transfer of clinical trial letters that need to be provided to each of the FDA, the Medicines Control Agency in the United Kingdom, the Therapeutic Products Directorate of Canada, the Agencia Española del Medicamento in Spain, and any other appropriate regulatory authorities to transfer the respective Regulatory Documents to InterMune. InterMune will deliver to Lilly the information submission described in (ii), above, on or before the Closing Date.

6.3
Compliance with Law.  InterMune will comply with all Applicable Laws relating to its development, manufacture, distributing, marketing, promotion, selling, importing and exporting of the Product. InterMune agrees and acknowledges that as holder of the Regulatory Documents it will have sole responsibility for, among other things, adverse event reporting and all other regulatory reporting and Regulatory Document maintenance obligations.

6.4
Expenses.  Lilly and InterMune will each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

6.5
Development and Commercialization Plans.  Copies of InterMune's Product development plan (the "Development Plan") and Product commercialization plan (the "Commercialization Plan") are attached hereto as Exhibits D and E, respectively.

6.6
Diligence.  After the Closing Date, InterMune has sole responsibility for all aspects of developing, obtaining Regulatory Approval for, manufacturing and commercializing the Initial Product throughout the Territory. InterMune will devote Commercially Reasonable Efforts (as defined in the following sentence) to obtain and maintain Regulatory Approval for the Initial Product in a specific country consistent with the Development Plan or to commercialize Initial Product in a specific country consistent with the Commercialization Plan. For purposes of this section only, "Commercially Reasonable Efforts" means the level of effort, expertise and resources required to commercialize Product that a similarly situated biopharmaceutical company would typically devote to a product of similar marketing potential, profit potential or strategic value, based on conditions then prevailing. If Lilly believes that InterMune is not devoting Commercially Reasonable Efforts for the Initial Product in any country, Lilly will notify InterMune in writing detailing its specific concerns and recommendations, and the Parties will meet within [*] of such written notice to discuss such concerns and recommendations. After the last of such meeting(s), InterMune will have [*] to devote its Commercially Reasonable Efforts as set forth above. If InterMune subsequently defaults and does not devote Commercially Reasonable Efforts for the Initial Product in any country, Lilly will have the right to terminate the licenses granted in this Agreement to InterMune for such specific country pursuant to Section 9.1(c), below, [*] and InterMune will grant to Lilly an exclusive license to all rights, InterMune Technology and data that are useful and necessary for Lilly to obtain (or maintain) Regulatory Approval to commercialize the Initial Product in such country.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.7
Publicity.  The Parties agree that no publicity release or announcement concerning the transactions contemplated hereby will be issued without the advance written consent of the other, except as such release or announcement may be required by law, in which case the Party making the release or announcement will, before making any such release or announcement, afford the other Party a reasonable opportunity to review and comment upon such release or announcement. Notwithstanding the above, on the Effective Date (or such later date as agreed to by the Parties) InterMune may issue the press release set forth at Schedule 6.7, attached hereto. Notwithstanding anything in this Section 6.7 and Article 8 to the contrary, each Party may make filings that are required by Applicable Laws to the Securities and Exchange Commission (and any applicable securities exchanges) that discuss the subject matter of this Agreement or otherwise make reference to the other Party in any way whatsoever; provided, however, that such Party provides the other Party with no less than [*] provided further, however, that, such Party will use reasonable efforts to obtain confidential treatment by such security exchanges with respect thereto.

6.8
Cooperation.  If either Party becomes engaged in or participates in any investigation, claim, litigation or other proceeding with any Third Person, including the FDA, relating in any way to the Product, the other Party will cooperate in all reasonable respects with such Party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other such employees who may be helpful with respect to such investigation, claim, litigation or other proceeding, provided that, for purposes of this provision, reasonable efforts to make available any employee will be deemed to mean providing a Party with reasonable access to any such employee at no cost for a period of time not to exceed twenty-four (24) hours (e.g., three (3) eight (8) -hour business days). Thereafter, any such employee will be made available for such time and upon such terms and conditions (including, but not limited to, compensation) as the Parties may mutually agree.

6.9
Conflicting Rights.  Neither Party will grant any right to any Third Person which would violate the terms of or conflict with the rights granted by such Party to the other Party pursuant to this Agreement.

6.10
Deemed Breach of Covenant.  Neither Lilly nor InterMune will be deemed to be in breach of this Agreement to the extent such Party's breach is the result of any action or inaction on the part of the other Party.

6.11
Intellectual Property Maintenance.  Licensed Patents shall be filed, prosecuted and maintained worldwide by a third-party patent counsel acceptable to InterMune and Lilly. InterMune shall have the ultimate responsibility for and control over such matters and shall bear all expenses incurred in filing, prosecuting and maintaining Licensed Patents. InterMune or its designee shall keep Lilly fully informed of the filing, prosecution and maintenance of Licensed Patents, and shall furnish to Lilly copies of documents relevant to any such efforts in advance with sufficient time for Lilly to review and provide comments on such documents, and shall use its reasonable efforts to incorporate the comments and suggestions of Lilly. InterMune shall not, without providing Lilly with prior written notice and sufficient time for Lilly to review and provide comment, [*] To the extent that Lilly does not agree with any such action that is desired by InterMune, in the case of a patent application affected by such action, Lilly may file and assume control of any divisional or continuation of the patent application that Lilly wishes to pursue at Lilly's sole expense, provided that InterMune may retain control of the parent patent application so affected. Lilly shall provide InterMune with any assistance reasonably necessary to support the filing, prosecution or maintenance of Licensed Patents. If InterMune decides to allow any Licensed Patent that is an International Patent Application (filed under the Patent Cooperation Treaty) or regional patent application (filed under the applicable regional patent convention treaty) pending as of the Closing Date to lapse without entry of the national phase in one or more countries designated in such application, or if InterMune wishes to abandon or allow to lapse any Licensed Patent that is a national patent application or patent pending or in force as of the Closing Date, InterMune shall notify Lilly in writing not less than sixty (60) days prior to taking such action, and InterMune shall thereby surrender to Lilly its rights under the patent or patent application in the country or countries so affected and Lilly may assume control of the same at Lilly's sole expense.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.12
No Fiduciary Relationship.  The Parties hereby expressly agree and acknowledge that they do not intend to create any type of fiduciary relationship as a result of the Intellectual Property maintenance provisions set forth in Section 6.11, above. Without limitation or condition of the foregoing, Lilly agrees to provide InterMune's agent with any and all powers of attorney and other instruments necessary for InterMune to conduct the filing, prosecution or maintenance of the License Patents as provided in Section 6.11, above, and Lilly acknowledges that any such power of attorney will make InterMune's agent an attorney-in-fact for Lilly with respect to the matter specified in the power of attorney or other instrument but will not create an attorney/client relationship or any other fiduciary relationship between Lilly an InterMune's agent. Lilly shall promptly inform InterMune as to all matters that come to Lilly's attention that may affect the preparation, filing, prosecution, or maintenance of the Licensed Patents, including without limitation any prior art of which Lilly or any representative of Lilly knows or has reason to know is material to the preparation, filing, prosecution, or maintenance of the Licensed Patents, provided that Lilly will have no obligation beyond that required of Lilly under 37 CFR §1.56 with respect to U.S. patent applications and that Lilly will have obligations of corresponding scope with respect to foreign patent applications as required under foreign patent regulations.

6.13
Enforcement of Intellectual Property Rights.

      (a)  Right to Seek Relief.  Each Party will promptly notify the other of any infringement or suspected infringement which may come to its notice of any intellectual property rights relating to the Product, including, without limitation, the Licensed Technology, and will provide such other Party with any information with respect thereto. If a Third Person infringes any [*] the Licensed Patents or the Licensed Technology, InterMune will have the first right (but not the obligation) to pursue any and all injunctive relief, and any or all compensatory and other remedies and relief (collectively, "Remedies"), against such Third Person. Should InterMune determine not to pursue Remedies with respect to any such intellectual property within [*] after receipt of written notice from Lilly requesting InterMune to do so, then Lilly will have the right (but not the obligation) to pursue Remedies against such Third Person; provided, however, that such written notice from Lilly to InterMune must prominently state that InterMune must take action on the subject matter contained within the notice within [*] of InterMune's receipt thereof.

      (b)  Assistance and Cooperation.  If a Party pursues Remedies hereunder, the other Party will use all reasonable efforts to assist and cooperate with the Party pursuing such Remedies. Each Party will bear its own costs and expenses relating to such pursuit. Any damages or other amounts collected will be distributed, [*] to the Party that pursued Remedies to cover its costs and expenses and[*] the other Party to cover its costs and expenses, if any, relating to the pursuit of such Remedies; any remaining amount will [*]

6.14
Infringement of Third Person Rights.  If a Third Person institutes a patent, trade secret or other infringement suit against InterMune, a permitted sublicensee or a Permitted Seller during the term of this Agreement, alleging that the manufacture, marketing, sale or use of the Product infringes one or more patent or other intellectual property rights held by such Third Person, then InterMune will have the first right (but not the obligation), at its sole expense, to assume direction and control of the defense of such claims except to the extent such suit [*] in which event Lilly will have the first right (but not the obligation), at its sole expense, to assume direction and control of the defense of such claims. Should InterMune or Lilly, as applicable, determine not to pursue the defense of a particular claim within [*] after notice from the other Party requesting InterMune or Lilly, as applicable, to do so, then the other Party will have the right (but not the obligation), at its sole expense, to assume direction and control of such claims. InterMune will not have the right to settle or otherwise dispose of any such claim [*] without the consent of Lilly, which consent will not be unreasonably withheld.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

6.15
No Liens.  InterMune will keep the Licensed Patents and the Licensed Technology free from all liens and encumbrances.

6.16
Debarment.  If at any time a Party uses in any capacity the services of any Person debarred under subsections 306(a) or (b) of the GDE Act, such Party will immediately notify the other Party thereof.

6.17
Product Inventory.  InterMune will use the Product Inventory for conducting clinical trials only and not for any commercialization purposes whatsoever. InterMune acknowledges that Lilly will not be able to supply any additional quantities of Product other than that set forth on Exhibit C.

6.18
Competing Product.  During the term of this Agreement, InterMune agrees that it will not, directly or indirectly, participate in the commercialization of a Competing Product; provided, however, that InterMune may develop and commercialize the Compound for more than one Product.

6.19
InterMune Technology.  InterMune will be the sole owner of the InterMune Technology, subject to Section 6.6, above, and Section 9.2(a)(iv), below.

6.20
Covenant Not to Sue.  [*] will not sue InterMune or any licensee of InterMune for any in infringement of any patent or other rights of [*] that may arise from the use, manufacture, sale, offer for sale or importation in the Territory by InterMune or any licensee of InterMune of any product [*]

ARTICLE 7
CONDITIONS PRECEDENT TO THE CLOSING; CLOSING DATE

7.1
Conditions Precedent to InterMune's Obligations.  Subject to waiver as set forth in Section 12.3, below, all obligations of InterMune to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

      (a)  Representations and Warranties True as of the Closing Date.  The representations and warranties of Lilly contained in this Agreement and in any schedule, certificate or document delivered by Lilly to InterMune pursuant to the provisions hereof will have been true on the date hereof and will be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

      (b)  Compliance with this Agreement.  Lilly will have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or by the Closing Date.

      (c)  Closing Certificate.  InterMune will have received a certificate from Lilly, executed by an officer of Lilly, certifying in such detail as InterMune may reasonably request that the conditions specified in Sections 7.1(a) and 7.1(b), above, have been fulfilled and certifying that Lilly has obtained all consents and approvals required by Section 7.1(e), below.

      (d)  No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, will, to Lilly's knowledge, be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding will be pending or, to Lilly's knowledge, threatened.

      (e)  Consents and Approvals.  Lilly will have either received notice from the Federal Trade Commission or the U.S. Department of Justice and each comparable governmental agency in each

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

  Foreign Jurisdiction (collectively referred to herein as the "Competition Authority") of early termination of the waiting period provided by the HSR Act or such waiting period will have expired with no further action required or sought by the Competition Authority on the part of Lilly.

7.2
Conditions Precedent to Lilly's Obligations.  Subject to waiver as set forth in Section 12.3, below, all obligations of Lilly to close the transactions contemplated under this Agreement are subject to the fulfillment or satisfaction of each of the following conditions precedent:

      (a)  Representations and Warranties True as of the Closing Date.  The representations and warranties of InterMune contained in this Agreement and in any schedule, certificate or document delivered by InterMune to Lilly pursuant to the provisions hereof will have been true on the date hereof and will be true on the Closing Date with the same effect as though such representations and warranties were made as of such date.

      (b)  Compliance with this Agreement.  InterMune will have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or by the Closing Date.

      (c)  Closing Certificate.  Lilly will have received a certificate from InterMune, executed by an officer of InterMune, certifying in such detail as Lilly may reasonably request that the conditions specified in Sections 7.2(a) and 7.2(b), above, have been fulfilled and certifying that InterMune has obtained all consents and approvals required by Section 7.2(e), below.

      (d)  No Threatened or Pending Litigation.  On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, will, to InterMune's knowledge, be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding will be pending or, to InterMune's knowledge, threatened.

      (e)  Consents and Approvals.  InterMune will have either received notice from the Competition Authority of early termination of the waiting period provided by the HSR Act or such waiting period will have expired with no further action required or sought by the Competition Authority on the part of InterMune.

7.3
Closing Date.

      (a) Subject to Section 7.3(b), below, the closing of the transactions contemplated by this Agreement will take place at 10:00 a.m., Indianapolis time, on the third (3rd) business day following the later of (i) the date on which the last required FTC notice of the early termination of the waiting period provided by the HSR Act or such applicable waiting periods have expired with no further action required of either Party, and (ii) the day on which the last of the certificates required by Sections 7.1(c) and 7.2(c) has been delivered by one Party to the other or on such other date as may be mutually agreed upon in writing by the Parties (the "Closing Date") at the offices of Eli Lilly and Company, Lilly Corporate Center, Indianapolis, Indiana. Each Party hereby agrees to use its commercially reasonable best efforts to deliver the certificate described herein to the other in a timely manner.

      (b) If the closing of the transactions contemplated hereby will not have taken place on or before [*] after the Effective Date, or such later date as will be mutually agreed to in writing by Lilly and InterMune, because the conditions described in Sections 7.1 and/or 7.2, above, have not been satisfied or waived, then Lilly and InterMune agree to discuss in good faith which substantive terms set forth in this Agreement or any document attached hereto need to be modified as a result

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  of the delay in such closing; provided, however, that neither Party will have an obligation to agree to such modification. Each Party hereby agrees to use commercially reasonable best efforts to consummate the transactions contemplated herein, as modified, on or before the [*] after the Effective Date; provided, however, that if the Parties are unable to close the transactions contemplated hereby within [*] after the Effective Date, or such later date as is mutually agreed to in writing by Lilly and InterMune, then any Party that is not in material default of its obligations under this Agreement (including its obligation to deliver the certificates described in Sections 7.1(c) in the case of Lilly and 7.2(c) in the case of InterMune) may terminate this Agreement upon written notice to the other and each may pursue such other remedies as are available to it at law, in equity or under this Agreement. If neither Party is then in default of its obligations under this Agreement upon delivery of such termination notice, then this Agreement will terminate and neither Party will have liability to the other with respect to such termination. In all other circumstances, the parties may each pursue such remedies as are available to it at law, in equity or under this Agreement.

ARTICLE 8
CONFIDENTIALITY

8.1
Confidential Information.  The Parties agree that, at all times during the term of this Agreement and for a ten (10)-year period following its expiration or earlier termination, the Receiving Party will keep completely confidential, will not publish or otherwise disclose and will not use directly or indirectly for any purpose other than as contemplated by this Agreement any such Confidential Information of the Disclosing Party, whether such Confidential Information was received by the Receiving Party prior to, on or after the Effective Date.

8.2
Disclosure.  Subject to Section 8.1, above, each Party may disclose and, with respect only to Section 8.2(g), below, use, Confidential Information to the extent that such disclosure and, with respect only to Section 8.2(g), below, use, is:

      (a) made in response to a valid order or subpoena of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party will first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order or subpoena and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order or subpoena be held in confidence by such court or governmental body or, if disclosed, be used only for purposes for which the order or subpoena was issued; provided further, however, that if a disclosure order or subpoena is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order or subpoena will be limited to that information that is legally required to be disclosed in such response to such court or governmental order or subpoena;

      (b) otherwise required by law, in the opinion of legal counsel to the Receiving Party as expressed in an opinion letter in form and substance reasonably satisfactory to the Disclosing Party, which will be provided to the Disclosing Party at least twenty-four (24) hours prior to the Receiving Party's disclosure of the Confidential Information pursuant to this Section 8.2;

      (c) made by the Receiving Party to the governmental or regulatory authority as required to obtain or maintain marketing approval for the Product, provided that reasonable effort will be taken to ensure confidential treatment of such information;

      (d) made by the Receiving Party to a Third Person as may be necessary or useful in connection with the manufacture, development and commercialization of the Product, provided that the Receiving Party will in each case obtain from the proposed Third Person recipient a written confidentiality agreement containing confidentiality obligations no less onerous than those set forth in this Section;

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      (e) made by the Receiving Party to a United States or foreign tax authority;

      (f)  made by the Receiving Party to its Representatives; provided, however, that: (i) each such Representative has a need to know such Confidential Information for purposes of this Agreement, (ii) the Receiving Party informs each Representative receiving Confidential Information of its confidential nature, and (iii) the Receiving Party will be responsible for any breach of this Section 8 by any of its Representatives to the same extent as if the breach were by the Receiving Party; and

      (g) made by InterMune or any Representative of InterMune in the filing or publication of patents or patent applications relating to Licensed Patents, Licensed Technology, InterMune Technology or any invention relating to a Compound, including, without limitation, any method of use or manufacture of such Compound, conceived or reduced to practice by InterMune and/or any Representative of InterMune and or any permitted sublicensee of InterMune, to the extent such use or disclosure in the filing or publication of the patent or patent application is reasonably necessary for support of the patent or patent application.

8.3
Notification.  The Receiving Party will notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party's discovery of any loss or compromise of the Disclosing Party's Confidential Information.
8.4
Remedies.  Each Party agrees that the unauthorized use or disclosure of any Confidential Information by the Receiving Party in violation of this Agreement or any other agreement forming a part of this transaction will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article 8, the Receiving Party agrees that the Disclosing Party will be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief. The rights provided in the immediately preceding sentences will be cumulative and in addition to any other rights or remedies that may be available to Disclosing Party. Nothing in this Section is intended, or should be construed, to limit a Party's right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

ARTICLE 9
TERMINATION

9.1
Termination.  Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows:

      (a)  Expiration.  The term of this Agreement will begin upon the Closing Date and, unless sooner terminated under this Article 9, will continue in full force and effect on a country-by-country basis in the Territory until InterMune and its Permitted Sellers have no remaining Royalty Payment obligations in a specific country under Section 2.3, above. Upon expiration of the Agreement in any country pursuant to this Section, InterMune will have: (i) a fully paid-up, perpetual, irrevocable, exclusive (except as reserved by Lilly under Section 3.2, above) license in the Field with the unrestricted right to grant sublicenses under the Licensed Patents to make, use, offer to sell, sell and import Product in such country, and (ii) a fully paid-up, perpetual, irrevocable, exclusive license in the Field with the right to sublicense subject to Section 3.4, above, under the Licensed Technology to make, have made, use, offer to sell, sell and import Product in such country.

      (b)  Termination for Insolvency.  Each Party may immediately terminate this Agreement by providing written notice to the other Party if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party, or the other Party makes or executes any assignment for the benefit of creditors.

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      (c)  Termination for Default.  Either Party may terminate this Agreement because of a material breach or material default of this Agreement by the other Party by giving the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach or material default, and if such alleged material breach or material default continues unremedied for a period of [*] with respect to monetary breaches or defaults after the date of receipt of the notification, or [*] with respect to non-monetary material breaches or material defaults after the date of receipt of the notification or, if the non-monetary material breach or material default reasonably cannot be corrected or remedied within [*] then if the defaulting Party has not in good faith commenced remedying said material breach or material default within said [*] and be diligently pursuing completion of same, then such Party may immediately terminate this Agreement by again providing written notification to the defaulting Party. This Section 9.1(c) will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party. Notwithstanding the foregoing, to the extent a material breach or material default of this Agreement by InterMune affects InterMune's performance and Lilly's rights under this Agreement as it relates to one or more jurisdictions, but not all jurisdictions, Lilly may terminate this Agreement in accordance with this Section 9.1(c) as to the affected jurisdiction or jurisdictions only, and in such case this Agreement will remain in full force and effect with respect to the jurisdictions not so affected.

9.2
Rights Upon Termination under Section 9.1.

      (a)  Lilly's Rights Upon Termination for Insolvency or Default of InterMune.  If Lilly terminates this Agreement under Section 9.1 (b) or (c), above, then the following will take effect:

         (i)  Reversion of Licensed Patents and Licensed Technology.  All rights under the Licensed Patents and the Licensed Technology granted by Lilly to InterMune pursuant to Article 3, above, will terminate and all rights granted therein will immediately revert to Lilly with no further notice or action required on Lilly's behalf; provided, however, that if the termination relates only to a specific country, then only the licenses pertaining to such country will revert to Lilly hereunder.

        (ii)  Reversion of Product Data Package and Regulatory Documents.  The ownership of the Product Data Package and the Regulatory Documents will immediately revert back to Lilly with no further notice or action required on Lilly's behalf, excepting any notifications of transfer of ownership of such Regulatory Documents to Lilly that may be required by the controlling regulatory authority; provided, however, that if the termination relates only to a specific country, then only the Product Data Package and the Regulatory Documents pertaining to such country will revert to Lilly hereunder. Within [*] after the effective date of termination, InterMune will arrange, at its expense, and with the reasonable assistance of the appropriate and necessary Lilly personnel, to [*] In addition to the above, InterMune will also provide to Lilly within such [*] period any [*] after the Closing Date if [*] would [*]

        (iii)  Reversion of Patent Maintenance Responsibilities.  Upon the effective date of the termination of this Agreement, the sole responsibility for preparing, filing, prosecuting and maintaining the Licensed Patents and the Licensed Technology will revert back to Lilly with no further notice or action required on Lilly's behalf; provided, however, that if the termination relates only to a specific country, then only the patent maintenance obligations pertaining to such country will revert to Lilly hereunder. In such case, InterMune will maintain its patent responsibilities for all other Licensed Patents and Licensed Technology.

        (iv)  Non-Exclusive License and Access to InterMune Technology.

          (A)  Initial Product.  InterMune will grant to Lilly a non-exclusive, world-wide, [*] license, with a right to sublicense, under InterMune Technology to the extent that it relates to Lilly's ability to make, have made, use, offer to sell, sell and import the Initial Product solely in, and for use in, the country or countries in which InterMune's rights to the Initial Product were so terminated. In addition to the license granted under this

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      Section, InterMune also agrees to provide Lilly, at Lilly's expense, reasonable access and reference to, copies of, and use of InterMune Technology, [*] and if Lilly so requests, the [*] to the extent [*] to make, use, offer to sell, sell and import the Initial Product in, and for use in, such country or countries.

          (B)  Other Products.  InterMune will also grant to Lilly a non-exclusive, world-wide license, with a right to sublicense, under InterMune Technology to the extent that it relates to Lilly's ability to make, have made, use, offer to sell, sell and import any other Products (namely, any Products other than Initial Product) solely in, and for use in, the country or countries in which InterMune's rights to the Initial Product were so terminated. Such license shall be [*] In addition to the license granted under this Section, InterMune also agrees to provide Lilly, at Lilly's expense, reasonable access and reference to, copies of, and use of InterMune Technology, [*] to the extent [*] to make, use, offer to sell, sell and import such other Products in, and for use in, such country or countries.

        (v)  Disposition of Product Inventory Upon Termination.  If Lilly terminates this Agreement after InterMune has obtained a Regulatory Approval for the Initial Product, InterMune will offer to sell to Lilly or its designee, at InterMune's cost as determined by InterMune's records (maintained in accordance with GAAP, consistently applied) for the six (6) months prior to the termination, InterMune's inventory of the Initial Product existing on the date of termination ("InterMune Product Inventory"). InterMune will be entitled to finish manufacturing any work-in-process into the Initial Product, and such newly made Initial Product will be considered InterMune Product Inventory hereunder. If termination of this Agreement relates only to a specific country, the provisions of this Subsection are applicable only to InterMune's Initial Product inventories for the country where such termination occurred.

      (b)  InterMune Rights Upon Termination for Insolvency or Default of Lilly.  If InterMune terminates this Agreement under Section 9.1 (b) or (c), above, then (i) the licenses under the Licensed Patents and the Licensed Technology granted by Lilly to InterMune pursuant to Article 3, above, will, unless otherwise terminated pursuant to the terms of this Agreement, remain in full force and effect, and (ii) InterMune's diligence obligations under Section 6.6, above, will terminate. If the termination contemplated in this Section 9.2(b) is due to the default of Lilly, then in addition to the provisions of (i) and (ii), above, [*] set forth in [*] above, will be [*] and [*]

9.3
Termination of Sublicenses.  If Lilly terminates this Agreement under Sections 9.1(b) or (c), above, and InterMune has granted sublicenses in accordance herewith, Lilly agrees to continue such terminated sublicensee's license with respect to the Licensed Patents and/or Licensed Technology on terms and conditions [*] from the date of termination unless such sublicensee was in breach of this Agreement or its sublicense with InterMune on the date of such termination, in which event Lilly may terminate such sublicense immediately.
9.4
Continuing Obligations.  Termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing and in addition to the foregoing and the rights upon termination set forth in Section 9.2, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto with respect to this Agreement as it relates to the jurisdiction(s) for which this Agreement has not been terminated, and, with respect to those jurisdictions terminated, the rights and obligations of the Parties hereto under Sections 6.7, 6.8, 6.14, 9.2, 9.3 and 9.4 and Articles 2, 8, 10, 11 and 12, and such obligations will survive any such termination.
9.5
Non-Exclusive Remedies.  The remedies set forth in this Article 9 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement.

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ARTICLE 10
ASSUMPTION OF LIABILITIES BY INTERMUNE

10.1
Assumption of Liabilities by InterMune.  Except as otherwise provided in this Agreement, InterMune hereby assumes and agrees to bear and be responsible for and to perform and satisfy all responsibilities, duties (including, without limitation, compliance with all Applicable Laws), obligations, claims, Damages, liabilities, burdens and problems of any nature whatsoever that arise out of or relate to events occurring after the Closing Date (collectively, the "Obligations") associated directly or indirectly with InterMune's ownership, licensing, operation and/or use of the Licensed Patents, the Licensed Technology, the Product Data Package and the Regulatory Documents, as well as those associated directly or indirectly with the development, manufacturing, distributing, marketing, promoting or selling of the Product that arise out of or relate to events occurring after the Closing Date, including, without limitation, all recalls, all warranty claims and all product liability claims (without regard to the nature of the causes of action alleged or theories of recovery asserted) arising out of or relating to events occurring in connection with Product sold after the Closing Date, except for those Obligations with respect to which Lilly is providing indemnification pursuant to the provisions of Section 11.1 of this Agreement, which Obligations will remain the responsibility of Lilly as set forth herein. All of the foregoing liabilities are hereinafter collectively referred to as the "Assumed Liabilities." Notwithstanding the foregoing, InterMune will not be deemed to, and does not, assume the Excluded Liabilities.

ARTICLE 11
INDEMNIFICATION; INSURANCE

11.1
Indemnification by Lilly.  Lilly will indemnify, defend and hold InterMune (and its Affiliates, and its and its Affiliates' directors, officers and employees) harmless from and against any and all Damages incurred or suffered by InterMune (and its directors, officers and employees) to the extent caused by or arising out of or in connection with:

      (a) any breach of any representation or warranty made by Lilly in this Agreement;

      (b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Lilly contained in this Agreement; or

      (b) any Excluded Liabilities;

  except to the extent that such Damages are due to the negligence, gross negligence or willful misconduct of InterMune, its Affiliates, or its or its Affiliates' employees, agents or contractors.

11.2
Indemnification by InterMune.  InterMune will indemnify, defend and hold Lilly (and its Affiliates and its and its Affiliates' directors, officers and employees) harmless from and against any and all Damages incurred or suffered by Lilly (and its directors, officers and employees) to the extent caused by or arising out of or in connection with:

      (a) any breach of any representation or warranty made by InterMune in this Agreement;

      (b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of InterMune contained in this Agreement;

      (c) any Assumed Liabilities;

      (d) the practice of the Licensed Patents and Licensed Technology by InterMune, its Affiliates, and any permitted sublicensees;

      (e) the handling, possession, development, marketing, distribution, promotion, sale or use of the Product by InterMune or a Permitted Seller after the Closing Date including, but not limited to, any Third Person claim alleging breach of any express or implied warranties of merchantability or fitness for a particular purpose or asserting strict liability, except to the extent such Damage is caused by a breach of this Agreement by Lilly; or

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      (f)  InterMune's failure to comply in all material respects with Applicable Laws in connection with the performance of its obligations hereunder;

  except to the extent that such Damages are due to the negligence, gross negligence or willful misconduct of Lilly, its Affiliates or its or its Affiliates' employees, agents or contractors.

11.3
Notice and Opportunity To Defend.  Promptly after receipt by a Party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 11.1 or 11.2, above, such Party (the "Indemnified Party") will give the other Party (the "Indemnifying Party") written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein will not relieve the Indemnifying Party of its obligations under this Article 11, except to the extent that such failure to give notice materially prejudices the Indemnifying Party's ability to defend such claim. The Indemnifying Party will have the right, at its option, to compromise or defend, at its own expense and by its own counsel, any such matter involving the asserted liability of the Party seeking such indemnification; provided, however, that the Indemnifying Party may do so under a reservation of rights with respect to the obligation to indemnify. If the Indemnifying Party will undertake to compromise or defend any such asserted liability, it will promptly (and in any event not less than ten (10) days after receipt of the Indemnified Party's original notice) notify the Indemnified Party in writing of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise or defend against any such asserted liability. All reasonable costs and expenses incurred in connection with such cooperation will be borne by the Indemnifying Party subject to the Indemnifying Party's reservation of rights. If the Indemnifying Party elects not to compromise or defend the asserted liability, fails to notify the Indemnified Party of its election to compromise or defend as herein provided, fails to admit its obligation to indemnify under this Agreement with respect to the claim, or, if in the reasonable opinion of the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnified Party in any manner, the Indemnified Party will have the right, at its option, to pay, compromise or defend such asserted liability by its own counsel and its reasonable costs, expenses, and any payment made therewith will be included as part of the indemnification obligation of the Indemnifying Party hereunder, subject to the Indemnifying Party's reservation of rights. Notwithstanding the foregoing, neither the Indemnifying Party nor the Indemnified Party may settle or compromise any claim without consent of the other; provided, however, that consent to settlement or compromise will not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability. If the Indemnifying Party chooses to defend any claim, the Indemnified Party will make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense; provided, however, any such books, records or other documents within the control of the Indemnified Party which are made available to the Indemnifying Party hereunder will be held in strict confidence by the Indemnifying Party and will be disclosed by the Indemnified Party to the Indemnifying Party only to the extent that such books, records or other documents relate to the claim.

  Notwithstanding anything to the contrary in this Section 11.3, (a) the Party conducting the defense of a claim will (1) keep the other Party informed on a reasonable and timely basis as to the status of the defense of such claim (but only to the extent such other Party is not participating jointly in the defense of such claim), and (2) conduct the defense of such claim in a prudent manner, and (b) the Indemnifying Party will not cease to defend, settle or otherwise dispose of any claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld).

11.4
Indemnification Payment Obligation.  Neither Party will incur any indemnification obligations under this Article 11 until [*] at which time [*] such Damages will be covered. The provisions of

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  this Section will not limit or otherwise affect the obligations of any Indemnifying Party under any other Section.

11.5
Indemnification Payment Adjustments.  The amount of any Damages for which indemnification is provided under this Article 11 will be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages; provided, however, that the foregoing will not under any circumstances reduce the Damages for which either Party is obligated to indemnify the other to the extent the insurance proceeds received result from a self-insurance program; provided further, however, that an Indemnified Party will not be subject to an obligation to pursue an insurance claim relating to any Damages for which indemnification is sought hereunder. To the extent the preceding sentence is applicable, if any Indemnified Party will have received any payment pursuant to this Article 11 with respect to any Damages and will subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party will pay to the Indemnifying Party an amount equal to the difference (if any) between (a) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Article 11 with respect to such Damages and (b) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages; provided, however, that in no event will such Indemnified Party have any obligation pursuant to this sentence to pay to such Indemnifying Party an amount greater than the amount of the payment by such Indemnifying Party pursuant to this Article 11 with respect to such Damages.
11.6
Indemnification Payment.  Upon the final determination of liability and the amount of the indemnification payment under this Article 11, the Indemnifying Party will pay to the Indemnified Party, within ten (10) business days after such determination, the amount of any claim for indemnification made hereunder.
11.7
Limitation of Liability.  IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING A PARTY'S OR ITS AFFILIATES' OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY'S OR A PARTY'S AFFILIATES' EMPLOYEES, AGENTS OR CONTRACTORS), ARISING OUT OF THIS AGREEMENT OR THE PERFORMANCE OF, OR THE FAILURE TO PERFORM, ANY OBLIGATION(S) SET FORTH HEREIN.
11.8
Insurance.  InterMune will maintain at its own expense, [*] to Lilly, full insurance coverage for InterMune, written on a per occurrence basis, which will [*] including, without limitation, errors and omissions insurance encompassing claims relating to InterMune's performance of its obligations under this Agreement and comprehensive general liability insurance for claims for damages arising from bodily injury (including death) and property damages arising out of acts or omissions of InterMune, [*] Minimum limits of such insurance (not [*]) will be [*] Maintenance of such insurance coverage will not relieve InterMune of any responsibility under this Agreement for damage in excess of insurance limits or otherwise. InterMune will provide Lilly with a certificate from the insurer(s), evidencing such insurance coverage and the insurer's agreement to notify Lilly [*] such insurance coverage.
11.9
Survival.  Each Indemnified Party's rights under Article 11 will not be deemed to have been waived or otherwise affected by such Indemnified Party's waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party's right under Article 11.

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ARTICLE 12
MISCELLANEOUS

12.1	Successors and Assigns. This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Lilly nor InterMune may assign this Agreement without the prior written consent of the other, which consent may not be unreasonably withheld or delayed. No assignment of this Agreement or of any rights hereunder will relieve the assigning Party of any of its obligations or liability hereunder.
12.2
Notices. Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be in writing and will be deemed to have been duly given if delivered by hand, courier, facsimile or if mailed first class, postage prepaid, by registered or certified mail, return receipt requested (such notices will be deemed to have been given on the date delivered in the case of hand delivery or delivery by courier, on the date set forth in the confirmation sheet in the case of facsimile delivery, and on the date of post mark in the case of delivery by mail) as follows:
If to Lilly, as follows:
Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 Facsimile: [*] Attn: Executive Vice President, Pharmaceutical Products
With a copy to:
Eli Lilly and Company Lilly Corporate Center Indianapolis, Indiana 46285 Facsimile: [*] Attn: General Counsel
If to InterMune, as follows:
InterMune, Inc. 3280 Bayshore Boulevard Brisbane, California 94005 Facsimile: [*] Attn: Senior Vice President of Corporate Development
With a copy to:
InterMune, Inc. 3280 Bayshore Boulevard Brisbane, California 94005 Facsimile: [*] Attn: General Counsel
or in any case to such other address or addresses as hereafter will be furnished in a written notice as provided in this Section 12.2 by any Party hereto to the other Party.

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12.3
Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party. No delay on the part of Lilly or InterMune in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Lilly or InterMune of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
12.4
Entire Agreement. This Agreement, including the exhibits and schedules attached hereto and the certificates delivered in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto, including that certain Confidential Disclosure Agreement, dated as of August 1, 2001.
12.5	Amendment. This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties.
12.6	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.
12.7
Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules that may direct the application of the law of another state.
12.8
Captions. All section titles or captions contained in this Agreement and in any exhibit, schedule or certificate referred to herein or annexed to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement.
12.9	No Third-Person Rights. No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligation in any Person not a Party to this Agreement.
12.10	Construction. This Agreement will be deemed to have been drafted by both Lilly and InterMune and will not be construed against either Party as the draftsperson hereof.
12.11	Appendices, Exhibits, Schedules and Certificates. Each appendix, exhibit, schedule and certificate attached hereto is incorporated herein by reference and made a part of this Agreement.
12.12
No Joint Venture. Nothing contained herein will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.
12.13
Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

12.14
Change of Control. If InterMune believes that any Third Person has made a good faith offer to acquire Control of InterMune, and if such Third Person potential acquirer has a [*] in place, then InterMune will promptly notify Lilly thereof and will arrange a meeting among the Third Person potential acquirer, InterMune and Lilly. At such meeting the Third Person potential acquirer and InterMune will discuss in detail the effect, if any, of the possible acquisition on the future sales and marketing of the Initial Product. If Lilly, in its reasonable, good faith judgment after due consideration of all information provided by InterMune and/or such Third Person potential acquirer, believes that its financial interest in the Initial Product would be materially adversely impacted by such acquisition then Lilly will notify InterMune in writing within ten (10) business days of the last of such meetings, that in the event of the closing of such acquisition, Lilly intends [*] by written notice as set forth in the following sentence. If, notwithstanding [*] the closing of the potential acquisition [*] will have the right, in [*] this Agreement [*] and Lilly will be entitled to the rights, and InterMune (or the acquiring corporation) will be bound by the obligations, set forth in [*] above.
12.15
Force Majeure. If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of force majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, acts of God, acts of governmental agencies or instrumentalities, failure of suppliers or any other similar or dissimilar cause, in each case to the extent beyond its reasonable control, said Party will provide written notice of same to the other Party. Said notice will be provided within [*] of the occurrence of such event and will identify the requirements of this Agreement or such of its obligations as may be affected, and, subject to Section 2.8, to the extent so affected, said obligations will be suspended during the period of such disability. The Party prevented from performing hereunder will use reasonable efforts to remove such disability and will continue performance whenever such causes are removed. The Party so affected will give to the other Party a good faith estimate of the continuing effect of the force majeure condition and the duration of the affected Party's nonperformance. If the period of any previous actual nonperformance of Lilly because of Lilly force majeure conditions plus the anticipated future period of Lilly nonperformance because of such conditions will exceed an aggregate of [*], InterMune may terminate this Agreement immediately by written notice to Lilly. If the period of any previous actual nonperformance of InterMune because of InterMune force majeure conditions plus the anticipated future period of InterMune nonperformance because of such conditions will exceed an aggregate of [*], Lilly may terminate this Agreement immediately by written notice to InterMune. When such circumstances as those contemplated herein arise, the Parties will discuss in good faith, what, if any, modification of the terms set forth herein may be required in order to arrive at an equitable solution.
12.16
Independent Contractors. It is understood and agreed that the Parties are independent contractors and are engaged in the operation of their own respective businesses, and neither Party is to be considered the agent of the other Party for any purpose whatsoever. Neither Party will have any authority to enter into any contracts, assume any obligations, create any liability, nor make any warranties or representations for or on behalf of the other Party.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

12.17
Dispute Resolution. If any dispute arises relating to this Agreement, prior to instituting any lawsuit, arbitration or other dispute resolution process on account of such dispute, the Parties will attempt in good faith to settle such dispute first by negotiation and consultation between themselves, including referral of such dispute to the Chief Executive Officer of InterMune and the Executive Vice President, Pharmaceutical Products, of Lilly. If said executives are unable to resolve such dispute or agree upon a mechanism to resolve such dispute within sixty (60) days of the first written request for dispute resolution under this Section 12.17, the Parties may then either consider other forms of alternative dispute resolution as a means of resolving any such dispute or institute litigation and seek such remedies as may be available.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ELI LILLY AND COMPANY
By:	/s/ JOHN C. LECHLEITER

Printed Name:	John C. Lechleiter

Title:	Executive Vice President

INTERMUNE, INC.
By:	/s/ JOHN J. WULF

Printed Name:	John J. Wulf

Title:	Sr. Vice President & Corporate Development

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Asset Purchase and License Agreement
by and between
Eli Lilly and Company
and
InterMune, Inc.

Schedule 1.23

InterMune's Exchange Rate Methodology

    All payments to be made under this Agreement shall be made in U.S. Dollars. For those sales involving Product which occur outside the United States, the Royalty Payments due on such sales will be calculated on the basis of the local currency sales figures translated into United States Dollars according to InterMune's then current standard currency translation methodology. The methodology employed by InterMune shall be that methodology used by InterMune in the translation of its foreign currency operating results for external reporting and shall be consistent with United States GAAP.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Asset Purchase and License Agreement
by and between
Eli Lilly and Company
and
InterMune, Inc.

Schedule 4.6

Material Contracts

[*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Asset Purchase and License Agreement

by and between
Eli Lilly and Company
and
InterMune, Inc.

Schedule 6.7

Press Release

Date: August 20, 2001—Final Draft C

For Release: Immediately

Refer to:	(317) 276-5795—Terra L. Fox (Lilly)
(415) 466-2269—Tim Lynch (InterMune)
(212) 362-1200—Lilian Stern (Stern Investor Relations for InterMune)
(415) 746-3220—Steve Cragle (Edelman Public Relations for InterMune)

Lilly Licenses Oritavancin Antibiotic to InterMune

InterMune To Acquire Worldwide Rights To Develop, Manufacture and
Commercialize Product With Broad Treatment Potential

    INDIANAPOLIS, Ind., and BRISBANE, Calif. —- Eli Lilly and Company (NYSE: LLY) and InterMune, Inc. (NASDAQ: ITMN) announced today that InterMune has acquired rights to oritavancin from Lilly. Oritavancin is a semi-synthetic glycopeptide antibiotic in development for the treatment of a broad range of resistant gram-positive bacterial infections.

    The agreement provides InterMune with exclusive worldwide rights to develop, manufacture and commercialize oritavancin. Upon closing, Lilly will receive a $50 million payment related to completion of certain near-term activities by the companies. Lilly will also receive significant milestone and royalty payments upon successful development and commercialization by InterMune. The transaction is expected to close next month upon approval by the U.S. Federal Trade Commission under the Hart-Scott-Rodino Act.

    "Licensing oritavancin to InterMune will allow Lilly to maximize the full potential of this innovative compound while the company redirects its internal resources to other late-stage pipeline opportunities," said John C. Lechleiter, Ph.D., executive vice president, pharmaceutical products and corporate development for Lilly. "InterMune is an ideal partner as it has a strong focus in the development and commercialization of infectious disease products."

    "Oritavancin adds another major Phase III product to InterMune's growing pipeline," said W. Scott Harkonen, M.D., president and chief executive officer of InterMune. "The market opportunity for oritavancin is significant due to the increasing problem of drug resistance in difficult-to-treat diseases. We are pleased to have the opportunity to complete the clinical development of oritavancin and bring this potential breakthrough treatment to market."

    Oritavancin is in Phase III clinical trials for the treatment of complicated skin and skin-structure infections, in Phase II for bacteremia and may be effective against other serious gram-positive bacterial infections, including those resistant to conventional antibiotics. Oritavancin's novel mechanism of action kills harmful and resistant strains of bacteria unlike other agents that merely suppress them. These gram-positive bacterial infections in the aggregate affect more than seven million patients worldwide in the hospital setting alone.

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

    InterMune is developing and commercializing innovative products for the treatment of serious pulmonary and infectious diseases and cancer. InterMune markets its lead product, Actimmune®, for the treatment of chronic granulomatous disease (CGD) and severe, malignant osteopetrosis. InterMune is currently conducting a Phase III clinical trial with Actimmune® for the treatment of idiopathic pulmonary fibrosis (IPF). InterMune is also conducting or planning clinical trials of Actimmune® for the treatment of multidrug-resistant tuberculosis (MDR TB), atypical mycobacterial infections, ovarian cancer, cryptococcal meningitis, cystic fibrosis, liver fibrosis and non-Hodgkin's lymphoma. InterMune recently acquired rights to Infergen®, which is marketed in the United States and Canada for the treatment of chronic hepatitis C infections. InterMune also markets Amphotec® worldwide for the treatment of invasive aspergillosis.

    Lilly, a leading innovation-driven corporation, is developing a growing portfolio of best-in-class pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers—through medicines and information—for some of the world's most urgent medical needs. Additional information about Lilly is available at www.lilly.com.

    Except for the historical information contained herein, this press release contains certain forward-looking statements by InterMune concerning the possible development and commercial benefits of novel products for use against human disease that involve risks and uncertainties. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune's actual results could differ materially from those described in InterMune's forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading "Risk Factors" and the risks and factors discussed in InterMune's most recent periodic reports (i.e., 10-K, 10K/A, 10-Q, and 8-K) filed with the SEC. In sum, these significant risks include, but are not limited to: the uncertainty of success of InterMune's efforts in research, development, commercialization, product acceptance, third-party manufacturing and capital raising; the uncertain, lengthy and expensive regulatory process; uncertainties associated with obtaining and enforcing patents important to its business; being an early-stage company and relying on third-party payors' reimbursement policies; competition from other products; and product liability lawsuits.

# # #

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Asset Purchase and License Agreement
by and between
Eli Lilly and Company
and
InterMune, Inc.

Exhibit A

Licensed Patents

[*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Asset Purchase and License Agreement
by and between
Eli Lilly and Company
and
InterMune, Inc.

Exhibit B

Product Data Package

Regulatory

1.
United States investigational new drug application (IND) #51,292

2.
[*]

Medical

    The study reports and all related documents for the following completed clinical pharmacology studies:

ARRA	Safety and Pharmacokinetics of Single Intravenous Doses of LY333328 Diphosphate in Healthy Volunteers
ARRK	Safety and Pharmacokinetics of Single Intravenous Doses of LY333328 Diphosphate in Healthy Volunteers
ARRB	Safety and Pharmacokinetics of Multiple Intravenous Doses of LY333328 Diphosphate in Healthy Volunteers
ARRN	Effect of Multiple Intravenous Doses of LY333328 on the QTc Interval in Healthy Subjects
ARRO	Effect of Single Intravenous Doses of LY333328 on the QTc Interval in Healthy Subjects
101N	Bioanalytical Clinical Report: Investigation of Safety and Pharmacokinetics after Single Intravenous Infusion of LY333328 Diphosphate in Healthy Adult Male Volunteers. The Determination of LY333328 in Human Plasma Using LC/MS/MS Detection (Japanese Study)

    Final study reports and related study documents (including investigators' files, clinical trial SAS data sets, case report forms, and protocols) from the following completed clinical studies:

ARRL	LY333328 in Patients with Skin/Skin-Structure Infections
ARRC	LY333328 Dose Escalation in Patients with Gram-Positive Bacteremia
ARRD	LY333328 vs. Vancomycin in Skin/Skin-Structure Infections

    Investigators' files and related study documents (including clinical trial SAS data sets of data to date, case report forms, and protocols) from the following active clinical studies:

ARRM	LY333328 Dose Finding in Subjects with S aureus Bacteremia
ARRI	LY333328 Versus Vancomycin in Complicated Skin/Skin-Structure Infections

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Toxicology

[*

*]

[*

*]

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[*

*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*

*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*

3.

*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Asset Purchase and License Agreement
by and between
Eli Lilly and Company
and
InterMune, Inc.

Exhibit C

1.
Product Inventory

    [*

*]

2.
A.otientalis Cell Banks

    [*

*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Asset Purchase and License Agreement
by and between
Eli Lilly and Company
and
InterMune, Inc.

Exhibit D

Development Plan

Overview

[*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Asset Purchase and License Agreement
by and between
Eli Lilly and Company
and
InterMune, Inc.

Exhibit E

Commercialization and Marketing Plan

COMMERCIAL ACTIVITY:

[*]

[*] CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

QuickLinks

ASSET PURCHASE AND LICENSE AGREEMENT
RECITALS
ARTICLE 1 DEFINITIONS
ARTICLE 2 CONSIDERATION
ARTICLE 3 ASSIGNMENT AND LICENSE OF RIGHTS
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF LILLY
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF INTERMUNE
ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES
ARTICLE 7 CONDITIONS PRECEDENT TO THE CLOSING; CLOSING DATE
ARTICLE 8 CONFIDENTIALITY
ARTICLE 9 TERMINATION
ARTICLE 10 ASSUMPTION OF LIABILITIES BY INTERMUNE
ARTICLE 11 INDEMNIFICATION; INSURANCE
ARTICLE 12 MISCELLANEOUS
Asset Purchase and License Agreement by and between Eli Lilly and Company and InterMune, Inc. Schedule 1.23 InterMune's Exchange Rate Methodology
Asset Purchase and License Agreement by and between Eli Lilly and Company and InterMune, Inc. Schedule 4.6 Material Contracts
Asset Purchase and License Agreement by and between Eli Lilly and Company and InterMune, Inc. Schedule 6.7 Press Release
Lilly Licenses Oritavancin Antibiotic to InterMune
Asset Purchase and License Agreement by and between Eli Lilly and Company and InterMune, Inc. Exhibit A Licensed Patents
Asset Purchase and License Agreement by and between Eli Lilly and Company and InterMune, Inc. Exhibit B Product Data Package
Asset Purchase and License Agreement by and between Eli Lilly and Company and InterMune, Inc. Exhibit C
Asset Purchase and License Agreement by and between Eli Lilly and Company and InterMune, Inc. Exhibit D Development Plan Overview
Asset Purchase and License Agreement by and between Eli Lilly and Company and InterMune, Inc. Exhibit E Commercialization and Marketing Plan COMMERCIAL ACTIVITY